EXHIBIT 99


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Media Contact:                                       FOR IMMEDIATE RELEASE
Leslie Aun
(301) 987-4550

Investor Relations:
Jim Duke
(301) 987-4316


                    SODEXHO MARRIOTT SERVICES, INC. ANNOUNCES
                        APPOINTMENT OF SPECIAL COMMITTEE


GAITHERSBURG, MD--January 29, 2001--Sodexho Marriott Services, Inc. (NYSE: SDH) announced today that its board of directors has appointed a special committee of directors to evaluate the proposal by Sodexho Alliance, S.A. to acquire all of the outstanding common stock of Sodexho Marriott Service not already held by Sodexho Alliance for $27 per share in cash. Sodexho Alliance owns approximately 48% of Sodexho Marriott Services' outstanding stock.

         The board of directors delegated to the special committee, composed of independent directors, the responsibility and authority to review, evaluate and, if appropriate, negotiate the terms of the proposal. The committee will be composed of board members Daniel J. Altobello, former chairman of Onex Food Services, Inc., who will chair the committee, and Mary S. Metz, president of the S.H. Cowell Foundation. The special committee will hire an independent investment banking firm and legal counsel to assist the committee in performing its responsibilities.
                                     -MORE-


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PAGE 2--SPECIAL COMMITTEE

         Sodexho Marriott Services, Inc. is the largest provider of food and facilities management in North America, with $4.7 billion in annual sales. Sodexho Marriott Services offers a variety of innovative outsourcing solutions, including food service, housekeeping, grounds keeping, plant operations and maintenance, asset and materials management, and laundry services to corporations, health care facilities, schools, universities and colleges, and remote sites. Headquartered in Gaithersburg, MD, the company has 111,000 employees at 5,000 locations across the U.S. and Canada.